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                                                                    EXHIBIT 99.1


                                                NEWS RELEASE
                                                FOR MORE INFORMATION CONTACT:
                                                Michael W. Carrie
                                                Executive Director / CFO
                                                (248) 312-2000

                                                FOR IMMEDIATE RELEASE


                    FLAGSTAR ANNOUNCES 2 FOR 1 STOCK DIVIDEND
               EARNINGS GUIDANCE UPPED TO $4.10 - $4.50 PER SHARE

Troy, Mich. (April 23, 2003) -- During the quarterly investor / analyst conference call, Thomas J. Hammond, Chairman of the Board of Directors of Flagstar Bancorp, (NYSE:FBC) announced the declaration of a two-for-one split of Flagstar's common stock, to be effected in the form of a stock dividend. The stock dividend will be paid on May 15, 2003 to stockholders of record at the close of business on April 30, 2003. Cash will be paid in lieu of fractional shares.

Mr. Hammond said, "The board is very pleased with the recent movement in the stock price. Our stock has responded positively to our recent news releases and is trading at the $30 per share level. We see this as an excellent time to split the stock and increase the amount of outstanding shares. We believe this stock split will increase the liquidity of the stock and will further enhance its value."

Mr. Hammond also stated during the call that management has revised up its projected earnings estimate for 2003 to between $4.10 and $4.50 per share. This estimate is based upon a number of assumptions, including that general interest rates will not increase until late in 2003.

Flagstar Bancorp is the second largest banking institution headquartered in Michigan. During both 2001 and 2002, Flagstar was cited as the most profitable publicly traded banking institution in the nation, based on its return on equity from recurring operations.

Flagstar currently operates 92 bank branches in Michigan and Indiana, 101 loan origination centers in 21 states, and 14 regional correspondent lending offices across the nation. Flagstar Bank is one of the largest originators of residential mortgage loans in the country.

Additional information about Flagstar may be accessed via the Internet at http://www.flagstar.com

The words or phrases "would be," "will allow," "intends to," "will likely result," "expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1997.